Exhibit 16.1

March 1, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Concrete Pumping Holdings, Inc. (formerly known as Industrea Acquisition Corp.) under Item 4.01, paragraph (a), of its Form 8-K dated March 1, 2019. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Concrete Pumping Holdings, Inc. (formerly known as Industrea Acquisition Corp.) contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

Dated: March 1, 2019